UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Heritage-Crystal Clean, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This supplement is being filed to make the following changes to the definitive proxy statement that Heritage-Crystal Clean, Inc. (the “Company”) filed with the Securities and Exchange Commission on March 27, 2012 (the “Proxy Statement”) relating to certain compensation of the named executive officers:

●           In the “Compensation Discussion and Analysis” section of the Proxy Statement, the table setting  forth the percentage allocation of the cash bonus pool to the named executive officers of the Company in fiscal 2010 and fiscal 2011 and the subsequent paragraph to the table (on page 17 of the Proxy Statement) are hereby amended to reflect that (i) John Lucks’ Annual Incentive Bonus was 8.9% of the cash bonus pool rather than 14.0% as was reflected in the Proxy Statement, (ii) Mr. Lucks was allocated a discretionary bonus of $25,000 under the $50,000 bonus pool allocated for discretionary bonuses to officers of the Company based upon the recommendations of Mr. Chalhoub, and (iii) Mr. Hillstrom received a cash bonus of $6,000 in connection with his efforts in the construction of the used oil re-refinery.   The revised text and table are as follows:

The following table sets forth the percentage allocation of the cash bonus pool to the named executive officers in fiscal 2010 and fiscal 2011:
				Fiscal 2011 Annual Incentive Bonus
	Fiscal 2010 Percentage of Cash Bonus	Total Annual Incentive Bonus Fiscal 2010	Fiscal 2011 Non-discretionary Percentage of Cash Bonus Pool	Threshold	Target	Maximum	Actual
Joseph Chalhoub	16.6%	$86,700	14.5%	-	$100,000	$133,000	$70,809
John Lucks	8.9%	$54,200	8.9%	-	$61,700	$82,100	$68,600	(1)
Gregory Ray	7.4%	$46,400	7.4%	-	$51,300	$68,200	$36,300
Tom Hillstrom	5.0%	$26,200	5.0%	-	$34,600	$46,000	$30,500	(2)

(1) Includes $25,000 awarded to Mr. Lucks under the $50,000 bonus pool under the Annual Incentive Plan allocated for discretionary bonuses to officers of the Company based upon the recommendations of Mr. Chalhoub.
(2)  The amount set forth in the table includes $6,000 awarded to Mr. Hillstrom in connection with his efforts in the construction of the used oil re-refinery.  This award as granted connection with a restricted stock award that is discussed under “—Long-Term Incentive Compensation.”

Because the Company did not meet the target for net income, the bonuses for each named executive officer were lower in fiscal 2011 compared to fiscal 2010, except for Mr. Lucks, who had a higher percentage of the non-equity incentive pool as he requested to receive more of his total compensation in the short-term rather than the long-term incentive plan.  As such, he was awarded $25,000 not related to his fiscal 2011 non-discretionary percentage under the $50,000 bonus pool allocated under the Annual Incentive Plan for discretionary bonuses to officers of the Company based upon the recommendations of Mr. Chalhoub.

●           The “Compensation Discussion and Analysis” section is also amended to add the following paragraph at the end of the section captioned “--Long-Term Incentive Compensation”:

In addition to the 2011 LTIP pool set forth above, in June, 2010, the compensation committee determined a long term equity incentive program should be adopted as incentive for the officers significantly involved in the used oil re-refinery project, which included Tom Hillstrom. The aggregate targeted award for this program is $280,000, half of which would be delivered in the form of restricted stock upon achievement of certain milestones in connection with the construction of the used oil re-refinery and half of which would be delivered in cash with respect to the completion of the used oil re-refinery. The aggregate target award for Mr. Hillstrom was $80,000 and is based upon a recommendation of the Chief Executive Officer as approved by the compensation committee. The award is expected to be based upon the satisfaction of the following targeted performance metrics, each weighted equally: (i) safety in construction, as determined by reported incident rate, (ii) the ability to stay within operating cost budgets, (iii) schedule of manpower for used oil re-refinery, and (iv) the plant performance of the used oil re-refinery based upon test runs. The maximum amount of the award was 120% of target for the safety metric and 110% of target with respect to each of the remaining three metrics: cost, schedule and performance. Although these targets have been communicated to the officers in this equity compensation pool, the compensation committee retained the right to forgo any or all of the targeted awards.   In connection with this award, Mr. Hillstrom received for his performance in fiscal 2011, 4,026 shares of restricted stock and $6,000 cash bonus.  The 4,026 shares vest in equal amounts over three years starting on January 1, 2012. Based upon the achievement of the designated targets, additional payments in the form of cash may be paid out in fiscal 2012.

●           The "Summary Compensation Table" on pages 21 and 22 of the Proxy Statement is hereby amended to (i) reflect the 4,026 shares of restricted stock awarded to Mr. Hillstrom in connection with his efforts in the construction of the Company’s used oil re-refinery, (ii) correct the amounts setting forth the grant date fair value of stock awards, which were too low by approximately 10%, (iii) correct certain additional compensation amounts for Mr. Chalhoub and Mr. Lucks for fiscal 2009, (iv) to delete the car allowance column in footnote (4) to the "All Other Compensation" column as such amounts are reflected in the salaries of the applicable officers and (v) to correct other insignificant amounts.  The revised text and table are as set forth below under the heading “Summary Compensation Table.

●           The “Grants of Plan-Based Awards in Fiscal 2011” and the “Outstanding Equity Awards at 2011 Fiscal Year End” tables on page 22 and 23 of the Proxy Statement are hereby amended to reflect the 4,026 shares of restricted stock awarded to Mr. Hillstrom in connection with his efforts with respect to the Company’s used oil re-refinery and to correct the amounts under the column “Grant Date Fair Value of Stock Awards” which were too low by approximately 10%.  The revised text and table are set forth below under the headings “Grants of Plan-Based Awards in Fiscal 2011” and “Outstanding Equity Awards at 2011 Fiscal Year End.”

●           The "Potential Payments upon Termination or Change in Control" table on page 25 of the Proxy Statement is hereby amended to (i) revise the amount Mr. Chalhoub would receive  upon a change of control due to the fair value of unvested stock and option awards from $421,140 to $611,150 (which then changes the total compensation to Mr. Chalhoub upon a change of control to $1,088,076) and (ii) revise the amounts that Mr. Hillstrom would receive as a result of the fair value of unvested stock and option awards to $167,063 upon a change of control and $125,011 upon termination due to disability or death.

Tables in the Proxy Statement that are amended in their entirety pursuant to this Proxy Supplement:

Summary Compensation Table
					Non-Equity
					Incentive	All
Name and			Stock	Option	Plan	Other
Principal		Salary	Awards	Awards	Compensation	Compensation
Position	Fiscal Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)
Joseph Chalhoub,	2011	$363,875	$297,048	—	$70,809	$10,138	$741,870
President, and Chief Executive Officer	2010	$355,000	$286,249	—	$86,700	$10,112	$738,061
	2009	$355,000	—	$148,224	$68,362	$9,536	$581,122

John Lucks,	2011	$246,730	$130,670	—	$68,600	$9,954	$455,954
Senior Vice President of Sales and Marketing (5)	2010	$221,200	$131,203	—	$54,200	$9,096	$415,699
	2009	$221,200	—	$46,721	$36,754	$1,230	$305,905

Gregory Ray,	2011	$205,275	$159,701	—	$36,300	$10,138	$411,414
Chief Operating Officer, Secretary (5)	2010	$195,500	$131,203	—	$46,400	$9,369	$382,472
	2009	$195,500	—	$38,332	$30,616	$10,136	$274,584

Tom Hillstrom,	2011	$174,250	$117,359	—	$30,500	$8,603	$330,712
Vice President of Operations	2010	$170,000	$41,748	—	$26,200	$7,904	$245,852
	2009	$170,000	—	$29,526	$19,493	$8,624	$227,643
____________

(1)
The values listed are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in footnote 17 to the Company's Annual Report on Form 10-K for fiscal 2011. Amounts for fiscal 2011 reflect restricted stock awards granted in February 2012 based on the Company's fiscal 2011 performance. Amounts for fiscal 2010 reflect restricted stock awards granted in March 2011 based on the Company’s fiscal 2010 performance. Communication of the terms of each award to the named executive officer and the service inception date with respect to award began in the fiscal year in which the award is presented in the table. See "— Compensation Discussion and Analysis— Long-term Equity Compensation" for more information regarding these stock awards. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected will actually be realized. See also “Grants of Plan Based Awards in Fiscal 2011” for information regarding the vesting of these awards.

(2)
No options were granted in fiscal 2011 or fiscal 2010. For information regarding option awards that were granted in previous years, see the table "Outstanding Equity Awards at 2011 Fiscal Year End" set forth below. The values listed are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in footnote 17 to the Company’s Annual Report on Form 10-K for fiscal 2011.

(3)
The non-equity incentive plan compensation earned in fiscal 2011, 2010, and 2009 was paid in March 2012, 2011, and 2010, respectively, based on when communication of the terms of the award to the named executive officers and the service inception date with respect to the award began. See “—Compensation Discussion and Analysis – Components of Executive Compensation – Non-Equity Incentive Plan Compensation” for more information. See also “Grants of Plan Based Awards in Fiscal 2011” for information regarding the vesting of these awards.

(4)	The compensation represented by the amounts set forth in the “All Other Compensation” column for the named executive officers are detailed in the following table:

Name	Year	Company	Long-term Disability	Total
		401(k) Match (a)	Insurance Premium Payment
Joseph Chalhoub	2011	$9,800	$338	$10,138
	2010	$9,800	$312	$10,112
	2009	$9,200	$336	$9,536

John Lucks	2011	$9,616	$338	$9,954
	2010	$8,784	$312	$9,096
	2009	$894	$336	$1,230

Gregory Ray	2011	$9,800	$338	$10,138
	2010	$9,057	$312	$9,369
	2009	$9,800	$336	$10,136

Tom Hillstrom	2011	$8,265	$338	$8,603
	2010	$7,592	$312	$7,904
	2009	$8,288	$336	$8,624

(a) Since Mr. Chalhoub is a citizen of Canada, the Compensation Committee makes his Company match payment into a registered retirement savings plan (RRSP) as a substitute for the contribution due him under the Company's 401(k) benefit plan.

(5)
Mr. Ray served as our Chief Financial Officer, Vice President of Business Management, and Secretary in fiscal 2011. He was promoted to the position of Chief Operating Officer in January 2012. Mr. Lucks served as our Vice President of Sales and Marketing in fiscal 2011. He was promoted to the position of Senior Vice President of Sales and Marketing in January 2012.

Grants of Plan-Based Awards in Fiscal 2011

The table below sets forth specific information with respect to each grant of an award made under any of our plans to our named executive officers for fiscal year 2011.

			Estimated Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock Awards (3)

Name	Type of Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Joseph Chalhoub	Restricted Stock (4)	2/29/2012				-	15,806	23,867	$297,048
	Non-equity incentive bonus	3/3/2012	-	$100,000	$133,000
John Lucks	Restricted Stock (4)	2/29/2012				-	6,953	10,499	$130,670
	Non-equity incentive bonus	3/3/2012	-	$61,700	$82,100
Gregory Ray	Restricted Stock (4)	2/29/2012				-	8,498	12,832	$159,701
	Non-equity incentive bonus	3/3/2012	-	$51,300	$68,200
Tom Hillstrom	Restricted Stock (4)	2/29/2012				-	2,704	4,083	$50,809
	Non-equity incentive bonus	3/3/2012	-	$34,600	$46,000
	Restricted Stock(5)	10/20/11				---	4,026	---	$66,550

(1)
Reflects the targeted amounts of non-equity incentive plan awards under the 2011 Management Incentive Plan.  The actual non-equity inventive plan awards were paid in March 2012.  Communication of the terms of the awards to the named executive officers and the service inception date with respect to the awards occurred in fiscal 2011. Actual award amounts were $70,809, $68,600, $36,300, and $30,500 for Mr. Chalhoub, Mr. Lucks, Mr. Ray, and Mr. Hillstrom, respectively.  See “Compensation Discussion and Analysis – Non-Equity Incentive Plan Compensation” for more information about these amounts.

(2)
Reflects the targeted amounts of equity incentive plan awards under the 2011 Long Term Incentive Plan.  The actual equity incentive plan awards were granted in February 2012.  Communication of the terms of the awards to the named executive officers and the service inception date with respect to the awards occurred in fiscal 2011. Actual share amounts were 13,435, 5,910, 7,223, and 2,298 for Mr. Chalhoub, Mr. Lucks, Mr. Ray, and Mr. Hillstrom, respectively.  Mr. Hillstrom also received 4,026 shares granted in October 2011 for his performance on the construction of the Company’s used oil re-refinery.

(3)
Reflects the grant date fair value of the award in accordance with ASC 718.  See “Compensation Discussion and Analysis – Long-Term Equity Compensation” for a discussion of these awards and the actual amounts granted

(4)
These awards were granted in 2012 but were based on service performed in fiscal 2011.  For a discussion of these awards, see “—Compensation Discussion and Analysis – Long-Term Equity Compensation.”  These shares vest in equal amounts over three years starting on January 1, 2013.

(5)
Mr. Hillstrom received 4,026 restricted stock awards as compensation for his role in constructing the used oil re-refinery.  These awards vest in equal amounts over three years starting on January 1, 2012.

Outstanding Equity Awards at 2011 Fiscal Year End

The table below includes certain information with respect to stock options and stock awards previously awarded to our named executive officers that were outstanding as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock Held that Have Not Vested (2)		Market Value of Shares or Units of Stock that Have Not Vested
Joseph Chalhoub	354,590	—	$11.50	3/17/2018
	—	22,874	$7.33	3/25/2019
					24,156		$400,023
John Lucks (3)	112,264	—	$11.50	3/17/2018
	210	7,210	$7.33	3/25/2019
					11,072		$183,352
Gregory Ray	127,264	—	$11.50	3/17/2018
	5,916	5,915	$7.33	3/25/2019
					11,072		$183,352
Tom Hillstrom	5,631	—	$11.50	3/17/2018
	4,557	4,556	$7.33	3/25/2019
					7,549	(4)	$125,011

(1)
These options gradually vest one-fourth each year, starting with the first anniversary from the grant date.  Half of the remaining unvested stock options will vest on March 25, 2012 with the remainder vesting on March 25, 2013.

(2)
These awards were granted in 2011 but were based on service performed in fiscal 2010. These shares vest in equal amounts over three years starting on January 1, 2012. The table does not include the stock awards granted in February 2012 for service in fiscal 2011.

(3)
On January 31, 2012, option awards held by Mr. Lucks were modified from their original terms so that, upon the death or permanent disability of the optionee, the optionee's estate would have until the expiration date of the options to exercise the award.

(4)
Reflects 3,523 restricted stock awards with the terms set forth in footnote (2) above and 4,026 restricted stock awards as compensation for his role in constructing the used oil re-refinery (which vest in equal amounts over three years starting on January 1, 2012).

Except for the corrections set forth above, this supplement does not change any other portions of the Proxy Statement.  This supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you may change your vote by following the instructions set forth in the Proxy Statement.